Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Current Report on Form 8-K/A, Registration Statements No. 333-185142, 333-117857, 333-58642 and 333-217253, on Form S-8, and Registration Statement Nos. 333-215620 and 333-220437 on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 3, 2017 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Heritage Oaks Bancorp and Subsidiaries as of and for the years ended December 31, 2016 and 2015.

/s/ Crowe Horwath LLP

Sacramento, California
October 30, 2017